AGREEMENT FOR SALE OF SHARES
                          ----------------------------


         This Agreement is made at Calcutta on this 29th day of May, 2000,

         between

         Mr. Anup Das son of Mr. Sasanka S. Das resident of GD 337, Salt Lake, Calcutta 700 091 hereinafter called the Seller (which expression shall unless repugnant to law and the context or meaning of the agreement be deemed to mean and include its nominees, legal heirs, executors, administrators and assigns and successors in interest) being the party of the FIRST PART

         AND

         NetGuru India Pvt. Ltd., a company incorporated under the Indian Companies Act having its Principal office at E2-4, Block GP, Sector-V, Calcutta 900 091 hereinafter called the Purchaser (which expression shall unless repugnant to law and the context or meaning of the agreement be deemed to mean and include its nominees, legal heirs, executors, administrators and assigns and successors in interest) being the party of the SECOND PART.

         Whereas the Seller is desirous of selling his 99,730 equity shares held in Interra Global Limited and Purchaser has agreed to buy the same for a consideration of INR 9,973,000.00 (Rupees Nine million nine seventy three thousand only) on the following terms:

         1. That the 99,730 Equity Shares shall be transferred by the Seller to the Purchaser for a consideration of INR 9,973,000.00 (Rupees nine million nine hundred seventy three thousand only) for which Seller shall execute the share transfer deeds and hand over the same along with original share certificates for 99,730 shares to the Purchaser at the time of receipt of the said consideration.

         2. That the said sale consideration of INR 9,973,000.00 shall be paid and the transaction shall be closed in one or more lots but not later than 31st July 2000.

         3. The Seller shall have no right, title, claim or interest whatsoever in the aforesaid shares which, upon payment of the sale consideration, shall absolutely belong to the Purchaser. The Purchaser shall then become the absolute owner of the said Shares mentioned herein above.

         4. The Seller has relinquished all its rights, interests and title to the aforesaid Shares.

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         AND IN WITNESS WHEREOF THE PARTIES (the Seller and the Purchaser)
hereto have signed this Agreement on the day, month and year first above written at New Delhi.

         Signed and delivered by the Seller

         /s/ Anup Das
         ------------

         (ANUP DAS)
         Seller

         Signed and delivered by the Purchaser

         /s/ Gurudas Sarkar
         ------------------

         (GURUDAS SARKAR)
         CHIEF OPERATING OFFICER
         NETGURU INDIA PVT. LTD.

         Witness:

         1.       Shobha Rani Chaudhury
                  5/1 Radhanath Chowdhury Road
                  Calcutta - 700015

         2.       S.N. Swamy
                  BL-412 Greenview Apartments
                  Dum Dum Park, Calcutta

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